Exhibit 10.11

December 31, 2008

Mr. Michael R. Dougherty

107 Rossmore Drive

Malvern, PA 19355

Re:    Third Amendment to the Letter Agreement

Dear Mr. Dougherty:

This letter (this “Third Amendment”) will amend that certain letter agreement dated October 24, 2002, between you and Adolor Corporation (the “Company”) (the “Letter Agreement”), as amended January 26, 2004 (“First Amendment”) and December 14, 2006 (“Second Amendment”), a copy of the Letter Agreement, the First Amendment and Second Amendment (together, the “Agreement”) are appended to this letter as Exhibit A.

In order that any deferred compensation to which you may become entitled under the Agreement not be subject to tax under Section 409A of the Internal Revenue Code (“Section 409A”), the Company has agreed to amend the Agreement as set forth below. Accordingly, this Third Amendment will amend the Agreement as follows (any capitalized terms which are not defined herein shall have the meaning provided in the Agreement):

1.      Subsection (d) of the first paragraph of the Section entitled “Termination of Employment” shall be amended to read as follows:

“(d) the ability to exercise all equity interests in the Company that have vested up through the date of termination until the earlier of (i) the one-year period following the date of termination; or (ii) the original expiration dates of such equity interests.”

2.      A new Section shall be added to the Agreement, which shall read in its entirety as follows:

“Compliance With Law.

Notwithstanding any other provision of this Agreement, if (i) you become entitled to receive payments or benefits under this Agreement as a result of your separation from service, (ii) you are a ‘specified employee’ within the meaning of Section 409A and the regulations issued thereunder for the period in which the payment or benefits would otherwise commence, and (iii) such payment or benefit would be subject to tax under Section 409A(a)(1)(B) if the payment or benefit is paid within six months of your separation from service, then such payment or benefit required under this Agreement shall be delayed for a period of six (6) months after your separation from service, as required by Section 409A. The accumulated postponed amount shall be paid in a lump sum payment within ten (10) days after the end of the six (6) month period. If you die during the postponement period prior to payment of the postponed amount, the amounts withheld on account of Section 409A shall be paid to your personal representative within sixty (60) days after the date of death. The determination of ‘specified employees’ shall be made by the Compensation Committee of the Board of Directors of the Company in accordance with Section 409A and the regulations issued thereunder.

Your Agreement is intended to comply with the requirements of Section 409A, and shall in all respects be administered in accordance with Section 409A. Notwithstanding anything in the Agreement to the contrary, distributions may only be made under the Agreement upon an event and in a manner permitted by Section 409A or an applicable exemption. All payments to be made upon your termination of employment under this Agreement may only be made upon a ‘separation from service’ under Section 409A. For purposes of Section 409A, the right to a series of payments under this Agreement shall be treated as a right to a series of separate payments. If payments under this Agreement are subject to your execution of a release of claims and such payments would be treated as ‘deferred compensation’ subject to Section 409A, you shall execute such release within thirty (30) days following your termination of employment and payment shall commence no earlier than the 31st day following the date of termination.”

3.      Except as expressly modified hereby, the Letter Agreement shall remain in full force and effect.

[Signature page follows]

Please indicate your agreement with the terms and conditions of this Third Amendment by signing one copy of this letter and returning it to my attention.

Very truly yours,

/s/ CLAUDE H. NASH
Claude H. Nash

ACKNOWLEDGED AND AGREED:

By:	/s/ MICHAEL R. DOUGHERTY
Michael R. Dougherty